Exhibit 99.1
For more information, contact:
Ronald L. Smith
Vice President
Chief Financial Officer
(336) 316-5545
Unifi Announces Third Quarter Results
     GREENSBORO, N.C. — May 1, 2008 — Unifi, Inc. (NYSE:UFI) today released operating results for its third quarter ended March 23, 2008.
     Net income for the current quarter, including discontinued operations, was $12 thousand compared to a net loss of $13.3 million or $0.22 per share for the prior March quarter. Net loss for the first nine months of the 2008 fiscal year was $16.9 million or $0.28 per share compared to a net loss of $41.6 million or $0.76 per share for the prior year period. Income from continuing operations, before taxes of $1.5 million for the current quarter was positively impacted by a $2.2 million recovery of previously accrued restructuring charges.
     Net sales for the current March quarter were $169.8 million compared to net sales of $178.2 million for the prior year March quarter. Net sales for the first nine months of the 2008 fiscal year were $523.7 million compared to net sales of $505.0 million for the prior year period.
     “The Company’s operating performance for the quarter was positive and on an improving trajectory despite a difficult operating environment in which overall U.S. polyester consumption contracted at twice the expected rate, due primarily to the economic slowdown in the automotive, furnishings, and apparel segments,” said Ron Smith, Chief Financial Officer for Unifi. “Although our domestic polyester business had to contend with weaker than expected demand and raw materials costs at five-year highs, we were positively impacted by the benefits of our focus on sourcing strategies, cost reduction efforts, and continued strength in our nylon and Brazilian businesses. We anticipate further increases in raw material prices throughout the fourth quarter based on oil prices, growing demand for PET bottles, and increased U.S. gasoline consumption in the summer, all of which put demand pressures on key chemical ingredients of
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Unifi Announces Third Quarter Results — page 2
domestic polyester raw materials. Accordingly, the Company will continue to focus on executing our profitability plan, while working with our customers and suppliers to optimize our sourcing mix and minimize the resulting impact on the supply chain.”
     Cash-on-hand at the end of the March quarter was $26.2 million, which is essentially unchanged from the $25.8 million cash-on-hand at the end of the December quarter. Total cash and cash equivalents at the end of March, including restricted cash, were $42.6 million compared to $44.1 million as of June 2007. Total long-term debt at the end of the March quarter was $218.4 million compared to $223.8 million as of December 2007 and $234.6 million as of June 2007.
     Bill Jasper, President and CEO of Unifi, said, “Our focus on the profitability of our core business has resulted in improving financial performance, which we expect to continue. In addition, the new leadership team has been working with our joint venture partner in China to develop appropriate strategies aimed at accelerating our path to profitability. We are exploring strategic options with our partner and will provide further guidance when more information becomes available. We remain committed to our original objective for China, which is to provide locally produced value-added products to our Asian customers.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: aio® — all-in-one performance yarns, Sorbtek®, A.M.Y.®, Mynx® UV, Repreve®, Reflexx®, MicroVista® and Satura®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit http://www.unifi.com.
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Financial Statements to Follow

Unifi Announces Third Quarter Results — page 3

UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)

	For the Quarters Ended		For the Nine-Months Ended
	March 23, 2008	March 25, 2007	March 23, 2008	March 25, 2007

Net sales	$169,836	$178,202	$523,741	$505,041
Cost of sales	156,404	164,814	490,996	481,207
Selling, general & administrative expenses	10,080	11,177	36,542	32,854
Provision for bad debts	87	2,274	152	2,872
Interest expense	6,308	6,610	19,598	18,786
Interest income	(651)	(707)	(2,231)	(2,217)
Other (income) expense, net	(897)	(2,462)	(4,087)	(2,705)
Equity in (earnings) losses of unconsolidated affiliates	(757)	(352)	(914)	4,473
Write down of long-lived assets	—	12,870	2,780	16,072
Restructuring (recoveries) charges	(2,199)	—	4,638	—
Write down of investment in unconsolidated affiliate	—	—	4,505	—

Income (loss) from continuing operations before income taxes	1,461	(16,022)	(28,238)	(46,301)
Provision (benefit) for income taxes	1,394	(2,099)	(11,294)	(4,238)

Income (loss) from continuing operations	67	(13,923)	(16,944)	(42,063)
Income (loss) from discontinued operations, net of tax	(55)	666	22	463

Net income (loss)	$12	$(13,257)	$(16,922)	$(41,600)

Losses per common share (basic and diluted):
Net income (loss) — continuing operations	$—	$(0.23)	$(0.28)	$(0.77)
Net income — discontinued operations	—	0.01	—	0.01

Net income (loss) — basic and diluted	$—	$(0.22)	$(0.28)	$(0.76)

Weighted average basic and diluted shares outstanding	60,589	59,803	60,560	54,733
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Unifi Announces Third Quarter Results — page 4

UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 23, 2008	June 24, 2007
Assets
Cash and cash equivalents	$26,187	$40,031
Receivables, net	99,123	93,989
Inventories	128,903	132,282
Deferred income taxes	2,078	9,923
Assets held for sale	—	7,880
Restricted cash	16,374	4,036
Other current assets	12,774	11,973

Total current assets	285,439	300,114

Property, plant and equipment	183,269	209,955
Investments in unconsolidated affiliates	79,390	93,170
Intangible assets, net	39,837	42,290
Other noncurrent assets	20,349	20,424

	$608,284	$665,953

Liabilities and Shareholders’ Equity
Accounts payable	$45,465	$61,620
Accrued expenses	31,559	28,278
Income taxes payable	1,343	247
Current maturities of long-term debt and other current liabilities	11,218	11,198

Total current liabilities	89,585	101,343

Long-term debt and other liabilities	221,281	236,149
Deferred income taxes	858	23,507
Shareholders’ equity	296,560	304,954

	$608,284	$665,953

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Unifi Announces Third Quarter Results — page 5

UNIFI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in Thousands)

	For the Nine-Months Ended
	March 23, 2008	March 25, 2007

Cash and cash equivalents at beginning of year	$40,031	$35,317
Operating activities:
Net loss	(16,922)	(41,600)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operating activities:
Income from discontinued operations	(22)	(463)
(Earnings) losses of unconsolidated equity affiliates, net of distributions	262	4,473
Depreciation	27,568	31,701
Amortization	3,486	1,967
Stock-based compensation expense	724	1,433
Deferred compensation expense	(425)	1,540
Net gain on asset sales	(1,872)	(1,593)
Non-cash write down of long-lived assets	2,780	16,072
Non-cash write-down of investment in unconsolidated affiliate	4,505	—
Non-cash restructuring charges, net	4,638	—
Deferred income tax benefit	(14,951)	(5,832)
Provision for bad debts	152	2,872
Split dollar life insurance proceeds, net	—	1,761
Other	(263)	93
Change in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments	(11,083)	(16,035)

Net cash used in continuing operating activities	(1,423)	(3,611)

Investing activities:
Capital expenditures	(7,310)	(5,502)
Acquisition	—	(42,222)
Proceeds from the sale of equity affiliate	8,750	—
Change in restricted cash	(12,338)	(1,000)
Collection of notes receivable	269	766
Proceeds from sale of capital assets	15,797	2,399
Return of capital from equity affiliates	—	229
Split dollar life insurance premiums	(217)	(217)
Other	(793)	(669)

Net cash provided by (used in) investing activities	4,158	(46,216)

Financing activities:
Borrowing of long-term debt	—	40,000
Payment of long-term debt	(16,000)	—
Other	(2,142)	(1,168)

Net cash provided by (used in) financing activities	(18,142)	38,832

Cash flows of discontinued operations:
Operating cash flow	(230)	463

Net cash provided by (used in) discontinued operations	(230)	463

Effect of exchange rate changes on cash and cash equivalents	1,793	1,995

Net decrease in cash and cash equivalents	(13,844)	(8,537)

Cash and cash equivalents at end of period	$26,187	$26,780

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Unifi Announces Third Quarter Results — page 6
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.
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